Citigroup Global Markets Holdings Inc.	July 9, 2026 Medium-Term Senior Notes, Series N Pricing Supplement No. 2026—USNCH33006 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-293732 and 333-293732-02

16,732 Bearish PLUS Based Inversely on an Allocated Basket of Three Underliers Due July 21, 2027

Performance Leveraged Upside Securities℠
Principal at Risk Securities

Overview

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the securities do not pay interest and do not repay a fixed amount of principal at maturity. Instead, the securities offer a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the inverse allocated performance of a basket (the “basket”) consisting of the Nasdaq-100 Index®, the Russell 2000® Index and the S&P 500® Index, each a “basket component,” from the initial basket value to the final basket value.
▪	The weighting for each basket component is not set at the beginning of the term of the securities. Instead, in measuring the performance of the basket as a whole as of the valuation date, each basket component will be allocated a weighting based on the relative performance of the basket components compared to each other as described below. Because the securities provide inverse (bearish) exposure to the performance of the basket, the allocated basket weighting feature of the securities, which assigns a weight of 90.00% to the basket component with the highest (meaning the least favorable) component return, will result in the securities providing a return that is likely to be significantly lower than the return on a hypothetical alternative investment linked to an equally weighted basket of the same basket components.
▪	The securities offer leveraged inverse exposure to a limited range of potential depreciation of the basket, which means that you will receive a positive return at maturity only if the basket depreciates and you will incur a loss at maturity if the basket appreciates. At maturity, if the basket has depreciated in value, investors will receive the stated principal amount of their investment plus a positive payment reflecting the leveraged downside performance of the basket, subject to the maximum return at maturity. In exchange for that feature, investors in the securities must be willing to (i) accept full downside exposure to any appreciation of the basket and (ii) forgo any dividends that may be paid on the stocks included in the basket components. If the final basket value is greater than the initial basket value, you will lose 1% of the stated principal amount of your securities for every 1% of that appreciation. There is no minimum payment at maturity. You may lose up to all of your investment.
▪	In order to obtain the modified exposure to the basket that the securities provide, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.
KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Basket:	Basket Component	Initial Component Value*
	Nasdaq-100 Index® (ticker symbol: “NDX”)	29,727.10
	Russell 2000® Index (ticker symbol: “RTY”)	2,992.542
	S&P 500® Index (ticker symbol: “SPX”)	7,543.64
Aggregate stated principal amount:	$16,732,000
Stated principal amount:	$1,000.00 per security
Pricing date:	July 9, 2026
Issue date:	July 14, 2026
Valuation date:	July 16, 2027, subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur
Maturity date:	July 21, 2027
Payment at maturity:

For each $1,000.00 stated principal amount security you hold at maturity:

▪ If the final basket value is less than the initial basket value:
$1,000.00 + the leveraged return amount, subject to the maximum return at maturity

▪ If the final basket value is greater than or equal to the initial basket value:
$1,000.00 + ($1,000.00 × the basket return)

If the final basket value is greater than the initial basket value, your payment at maturity will be less, and possibly significantly less, than the $1,000.00 stated principal amount per security. However, in no case will the payment at maturity be less than zero. You should not invest in the securities unless you are willing and able to bear the risk of losing a significant portion and up to all of your investment.

Initial basket value:	100
Final basket value:	100 × (1 + the sum of the weighted component returns of the basket components)
Weighted component return:	For each basket component, its weighting multiplied by its component return
Component return:	For each basket component: (final component value – initial component value) / initial component value
Final component value:	For each basket component, its closing value on the valuation date
Basket return:	(i) The initial basket value minus the final basket value, divided by (ii) the initial basket value
Leveraged return amount:	$1,000.00 × the basket return × the leverage factor
Leverage factor:	600.00%
Maximum return at maturity:	$830.00 per security (83.00% of the stated principal amount). The payment at maturity per security will not exceed $1,000.00 plus the maximum return at maturity.
Weighting:

The weighting for each basket component will be determined on the valuation date as follows:

• The basket component with the highest (meaning the least favorable) component return: 90.00%

• The basket component with the second-highest (meaning the second-least favorable) component return: 5.00%

• The basket component with the lowest (meaning the most favorable) component return: 5.00%

The weighting for each basket component is not set at the beginning of the term of the securities. Instead, in measuring the performance of the basket as a whole as of the valuation date, each basket component will be allocated a weighting based on the relative performance of the basket components compared to each other. Because the securities provide inverse (bearish) exposure to the performance of the basket, the allocated basket weighting feature of the securities, which assigns a weight of 90.00% to the basket component with the highest (meaning the least favorable) component return, will result in the securities providing a return that is likely to be significantly lower than the return on a hypothetical alternative investment linked to an equally weighted basket of the same basket components.

Listing:	The securities will not be listed on any securities exchange
CUSIP / ISIN:	17333XCR8 / US17333XCR89
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal

Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee	Proceeds to issuer
Per security:	$1,000.00	$17.50(2)	$977.50
		$5.00(3)
Total:	$16,732,000.00	$376,470.00	$16,355,530.00

(1) On the date of this pricing supplement, the estimated value of the securities is $966.10 per security, which is less than the issue price.  The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $22.50 for each $1,000.00 security sold in this offering.  Certain selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from CGMI a fixed selling concession of $17.50 for each $1,000.00 security they sell.  Additionally, it is possible that CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus. In addition, CGMI will pay to one or more electronic platform providers a fee of $0.50 for each security sold in this offering where related selected dealers and/or custodians implement or utilize such providers.

(3) Reflects a structuring fee payable to Morgan Stanley Wealth Management by CGMI of $5.00 for each security.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-9.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-02-12 dated February 25, 2026    Underlying Supplement No. 13 dated February 25, 2026

Prospectus Supplement and Prospectus each dated February 25, 2026

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
16,732 Bearish PLUS Based Inversely on an Allocated Basket of Three Underliers Due July 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing value of each basket component will be determined and about adjustments that may be made to the terms of the securities upon the occurrence of market disruption events and other specified events with respect to each basket component. The accompanying underlying supplement contains important disclosures regarding the basket components that are not repeated in this pricing supplement.  It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Postponement of the valuation date.  If the valuation date is postponed for a reason that affects less than all of the basket components, the final basket value will be calculated based on (i) for each unaffected basket component, its closing value on the originally scheduled valuation date and (ii) for each affected basket component, its closing value on the valuation date as postponed (or, if earlier, the first scheduled trading day for that basket component following the originally scheduled valuation date on which a market disruption event did not occur with respect to that basket component). See “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

July 2026	PS-2

Citigroup Global Markets Holdings Inc.
16,732 Bearish PLUS Based Inversely on an Allocated Basket of Three Underliers Due July 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Investment Summary

The securities can be used:

▪	As an alternative to direct inverse exposure to the basket components that enhances returns, subject to the maximum return at maturity, for a limited range of potential depreciation of the basket; and

▪	To enhance returns and potentially outperform a direct inverse strategy on the basket in a moderately bearish scenario.

If the final basket value is greater than the initial basket value, the securities are inversely exposed on a 1-to-1 basis to the percentage of that appreciation.  Accordingly, investors may lose their entire initial investment in the securities.

Maturity:	Approximately 53 weeks
Leverage factor:	600.00%, subject to the maximum return at maturity. The leverage factor applies only if the final basket value is less than the initial basket value.
Maximum return at maturity:	$830.00 per security (83.00% of the stated principal amount)
Minimum payment at maturity:	None. Investors may lose their entire initial investment in the securities. However, in no case will the payment at maturity be less than zero.
Interest:	None

Key Investment Rationale

The securities provide for the possibility of receiving a return at maturity equal to 600.00% of the depreciation of the basket, provided that investors will not receive a return at maturity in excess of the maximum return at maturity, which is $830.00 per security. At maturity, if the basket has depreciated in value, investors will receive the stated principal amount of their investment plus a positive return reflecting the leveraged inverse performance of the basket, subject to the maximum return at maturity. However, if the basket has appreciated in value, investors will lose 1% for every 1% increase in the value of the basket from the initial basket value to the final basket value. Under these circumstances, the payment at maturity will be less than the stated principal amount and could be zero. Investors may lose their entire initial investment in the securities. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

Leveraged Inverse Performance Up to a Cap:	The securities offer investors an opportunity to capture enhanced returns relative to a direct inverse investment in the basket components within a limited range of negative performance.
Positive Return Scenario:	If the final basket value is less than the initial basket value, the payment at maturity for each security will be equal to the $1,000.00 stated principal amount plus the leveraged return amount, subject to the maximum return at maturity of $830.00 per security (83.00% of the stated principal amount). For example, if the final basket value is 3% less than the initial basket value, the securities will provide a total return of 18% at maturity.
Negative Return Scenario:	If the final basket value is greater than the initial basket value, you will lose 1% for every 1% increase in the value of the basket from the initial basket value and the payment at maturity will be less than the stated principal amount. For example, if the final basket value is 30% greater than the initial basket value, you will receive a payment at maturity of $700.00 per security, or 70% of the stated principal amount. There is no minimum payment at maturity on the securities, and investors may lose their entire initial investment.
Allocation Feature:	The weighting for each basket component is not set at the beginning of the term of the securities. Instead, in measuring the performance of the basket as a whole as of the valuation date, each basket component will be allocated a weighting based on the relative performance of the basket components compared to each other. The basket component with the highest (meaning the least favorable) component return will be allocated a weighting equal to 90% of the basket and the basket components with the second-highest (meaning the second-least favorable) component return and the lowest (meaning the most favorable) component return will each be allocated a weighting equal to 5% of the basket.

July 2026	PS-3

Citigroup Global Markets Holdings Inc.
16,732 Bearish PLUS Based Inversely on an Allocated Basket of Three Underliers Due July 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Payout Diagram

The diagram below illustrates your payment at maturity for a range of hypothetical basket returns.

Investors in the securities will not receive any dividends that may be paid on the stocks included in the basket components. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—Investing in the securities is not equivalent to investing in the basket components” below.

PLUS Payment at Maturity Diagram

$1,830.00 maximum
payment at maturity
$2,000
$1,830.00
$1,750
$1,500
$1,250
$1,000
$750
$500
$250
$0
Payment at Maturity per Security
PLUS Zone
$1,000.00 stated
principal amount
-13.83%
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
100%
Percent Change in Final Basket Level

■ The Securities	■ The Basket

July 2026	PS-4

Citigroup Global Markets Holdings Inc.
16,732 Bearish PLUS Based Inversely on an Allocated Basket of Three Underliers Due July 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Hypothetical Examples

Your actual payment at maturity per security will depend on the actual final basket value, which will depend on the actual closing value of each basket component on the valuation date. The examples below are intended to illustrate how your payment at maturity will depend on whether the final basket value is greater than or less than the initial basket value and by how much. The numbers in the hypothetical examples below may have been rounded for ease of analysis. The below examples are based on the following terms:

Stated principal amount:	$1,000.00 per security
Hypothetical initial component value	With respect to the Nasdaq-100 Index®, 100.00* With respect to the Russell 2000® Index, 100.00* With respect to the S&P 500® Index, 100.00*
Leverage factor	600.00%
Maximum return at maturity:	$830.00 per security (83.00% of the stated principal amount)

*The hypothetical initial component value of 100.00 for each basket component has been chosen for illustrative purposes only and does not represent the actual initial component value of any basket component. Please see “Historical Information” below for historical data regarding the actual closing values of the basket components.

Example 1—Positive Return Scenario A. The hypothetical final basket value is 94.25, which is less than the initial basket value, resulting in a 5.75% basket return.

Basket Component	Hypothetical Final Component Value	Hypothetical Component Return	Weighting	Hypothetical Weighted Component Return (Hypothetical Component Return times Weighting)
Nasdaq-100 Index®	95	-5% (highest, meaning the least favorable, component return)	90%	-4.50%
Russell 2000® Index	85	-15% (lowest, meaning the most favorable, component return)	5%	-0.75%
S&P 500® Index	90	-10% (second-highest, meaning the second-least favorable, component return)	5%	-0.50%
			Sum of the hypothetical weighted component returns:	-5.75%
			Hypothetical final basket value:	100 × (1 + the sum of the hypothetical weighted component returns) = 100 × (1 + -5.75%) = 94.25
			Hypothetical basket return:	(Initial basket value – final basket value) / initial basket value = (100 - 94.25) / 100 = 5.75%

Payment at maturity per security = $1,000 + the leveraged return amount, subject to the maximum return at maturity of $830.00 per security

= $1,000 + ($1,000 × the basket return × the leverage factor), subject to the maximum return at maturity of $830.00 per security

= $1,000 + ($1,000 × 5.75% × 600.00%), subject to the maximum return at maturity of $830.00 per security

= $1,000 + $345.00, subject to the maximum return at maturity of $830.00 per security

= $1,345.00

Because the basket depreciated from the initial basket value to the hypothetical final basket value and the leveraged return amount of $345.00 per security results in a total return at maturity of 34.50%, which is less than the maximum return at maturity of 83.00%, your payment at maturity in this scenario would be equal to the $1,000 stated principal amount per security plus the leveraged return amount, or $1,345.00 per security.

July 2026	PS-5

Citigroup Global Markets Holdings Inc.
16,732 Bearish PLUS Based Inversely on an Allocated Basket of Three Underliers Due July 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Example 2—Positive Return Scenario B. The hypothetical final basket value is 24.25, which is less than the initial basket value, resulting in a 75.75% basket return.

Basket Component	Hypothetical Final Component Value	Hypothetical Component Return	Weighting	Hypothetical Weighted Component Return (Hypothetical Component Return times Weighting)
Nasdaq-100 Index®	25	-75% (highest, meaning the least favorable, component return)	90%	-67.50%
Russell 2000® Index	20	-80% (second-highest, meaning the second-least favorable, component return)	5%	-4.00%
S&P 500® Index	15	-85% (lowest, meaning the most favorable, component return)	5%	-4.25%
			Sum of the hypothetical weighted component returns:	-75.75%
			Hypothetical final basket value:	100 × (1 + the sum of the hypothetical weighted component returns) = 100 × (1 + -75.75%) = 24.25
			Hypothetical basket return:	(Initial basket value – final basket value) / initial basket value = (100 –24.25) / 100 = 75.75%

Payment at maturity per security = $1,000 + the leveraged return amount, subject to the maximum return at maturity of $830.00 per security

= $1,000 + ($1,000 × the basket return × the leverage factor), subject to the maximum return at maturity of $830.00 per security

= $1,000 + ($1,000 × 75.75% × 600.00%), subject to the maximum return at maturity of $830.00 per security

= $1,000 + $4,545.00, subject to the maximum return at maturity of $830.00 per security

= $1,830.00

Because the basket depreciated from the initial basket value to the hypothetical final basket value and the leveraged return amount of $4,545.00 per security would result in a total return at maturity of 454.50%, which is greater than the maximum return at maturity of 83.00%, your payment at maturity in this scenario would equal the stated principal amount plus the maximum return at maturity, or $1,830.00 per security. In this scenario, an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 inverse exposure to the depreciation of the basket without a maximum return.

July 2026	PS-6

Citigroup Global Markets Holdings Inc.
16,732 Bearish PLUS Based Inversely on an Allocated Basket of Three Underliers Due July 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Example 3—Negative Return Scenario A. The hypothetical final basket value is 111.25, which is greater than the initial basket value, resulting in a -11.25% basket return.

Basket Component	Hypothetical Final Component Value	Hypothetical Component Return	Weighting	Hypothetical Weighted Component Return (Hypothetical Component Return times Weighting)
Nasdaq-100 Index®	75	-25% (lowest, meaning the most favorable, component return)	5%	-1.25%
Russell 2000® Index	80	-20% (second-highest, meaning the second-least favorable, component return)	5%	-1.00%
S&P 500® Index	115	15% (highest, meaning the least favorable, component return)	90%	13.50%
			Sum of the hypothetical weighted component returns:	11.25%
			Hypothetical final basket value:	100 × (1 + the sum of the hypothetical weighted component returns) = 100 × (1 + 11.25%) = 111.25
			Hypothetical basket return:	(Initial basket value – final basket value) / initial basket value = (100 – 111.25) / 100 = -11.25%

Payment at maturity per security = $1,000 + ($1,000 × the basket return)

= $1,000 + ($1,000 × -11.25%)

= $1,000 + -$112.50

= $887.50

Because the basket appreciated from the initial basket value to the hypothetical final basket value, your payment at maturity in this scenario would reflect 1-to-1 inverse exposure to the positive performance of the basket. In this scenario, the increase in the basket component with the highest (meaning the least favorable) component return more than offsets the depreciation of the basket components with the second-highest (meaning the second-least favorable) and lowest (meaning the most favorable) component returns. Because the allocated basket weighting feature of the securities assigns a weight of 90.00% to the basket component with the highest component return, the securities will provide a return that is likely to be significantly lower than the return on a hypothetical alternative investment linked to an equally weighted basket of the same basket components.

July 2026	PS-7

Citigroup Global Markets Holdings Inc.
16,732 Bearish PLUS Based Inversely on an Allocated Basket of Three Underliers Due July 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Example 3—Negative Return Scenario B. The hypothetical final basket value is 178.50, which is greater than the initial basket value, resulting in a -78.50% basket return.

Basket Component	Hypothetical Final Component Value	Hypothetical Component Return	Weighting	Hypothetical Weighted Component Return (Hypothetical Component Return times Weighting)
Nasdaq-100 Index®	195	95% (highest, meaning the least favorable, component return)	90%	85.50%
Russell 2000® Index	40	-60% (second-highest, meaning the second-least favorable, component return)	5%	-3.00%
S&P 500® Index	20	-80% (lowest, meaning the most favorable, component return)	5%	-4.00%
			Sum of the hypothetical weighted component returns:	78.50%
			Hypothetical final basket value:	100 × (1 + the sum of the hypothetical weighted component returns) = 100 × (1 + 78.50%) = 178.50
			Hypothetical basket return:	(Initial basket value – final basket value) / initial basket value = (100 – 178.50) / 100 = -78.50%

Payment at maturity per security = $1,000 + ($1,000 × the basket return)

= $1,000 + ($1,000 × -78.50%)

= $1,000 + -$785.00

= $215.00

Because the basket appreciated from the initial basket value to the hypothetical final basket value, your payment at maturity in this scenario would reflect 1-to-1 inverse exposure to the positive performance of the basket. In this scenario, like the scenario above, the increase in the basket component with the highest (meaning the least favorable) component return more than offsets the depreciation of the basket components with the second-highest (meaning the second-least favorable) and lowest (meaning the most favorable) component returns, even in cases where that depreciation is significant. Because the allocated basket weighting feature of the securities assigns a weight of 90.00% to the basket component with the highest component return, the securities will provide a return that is likely to be significantly lower than the return on a hypothetical alternative investment linked to an equally weighted basket of the same basket components.

July 2026	PS-8

Citigroup Global Markets Holdings Inc.
16,732 Bearish PLUS Based Inversely on an Allocated Basket of Three Underliers Due July 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities that are guaranteed by Citigroup Inc., including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the basket components.  Accordingly, the securities are appropriate only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the appropriateness of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

Citigroup Inc. will release quarterly earnings on July 14, 2026, which is after the pricing date but on the issue date of these securities.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the basket. If the final basket value is greater than the initial basket value, you will lose 1% of the stated principal amount of the securities for every 1% by which the final basket value is greater than the initial basket value. There is no minimum payment at maturity on the securities, and you could lose your entire investment.

▪	The securities provide inverse (bearish) exposure to the performance of the basket. Because the securities provide inverse (bearish) exposure to the performance of the basket, your return on the securities will not benefit from any appreciation of the basket over the term of the securities and, if the final basket value is greater than the initial basket value, you will lose some, and up to all, of your principal.

▪	The securities do not pay interest. Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

▪	The allocated basket weighting will result in a return on the securities that is lower than the return you would receive if the securities were linked to an equally weighted basket. Because the securities provide inverse (bearish) exposure to the performance of the basket, the allocated basket weighting feature of the securities, which assigns a weight of 90.00% to the basket component with the highest (meaning the least favorable) component return, will result in the securities providing a return that is likely to be significantly lower than the return on a hypothetical alternative investment linked to an equally weighted basket of the same basket components.

▪	Your potential return on the securities is limited. Your potential total return on the securities at maturity is limited to the maximum return at maturity of 83.00%, which is equivalent to a maximum return at maturity of $830.00 per security and would result in a maximum payment at maturity of $1,830.00 per security. Taking into account the leverage factor, any decrease in the final basket value over the initial basket value by more than approximately 13.83% will not increase your return on the securities and will progressively reduce the effective amount of leverage provided by the securities.

▪	Investing in the securities is not equivalent to investing in, or taking a short position in, the basket components. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks included in the basket components.

▪	Your payment at maturity depends on the closing values of the basket components on a single day. Because your payment at maturity depends on the closing values of the basket components solely on the valuation date, you are subject to the risk that the closing values on that day may be higher, and possibly significantly higher, than on one or more other dates during the term of the securities. If you had invested directly in the basket components or in another instrument linked to the basket components that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of the closing values of the basket components over the term of the securities, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If

July 2026	PS-9

Citigroup Global Markets Holdings Inc.
16,732 Bearish PLUS Based Inversely on an Allocated Basket of Three Underliers Due July 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions and structuring fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the basket components, the correlation among the basket components, dividend yields on the basket components or the stocks included in the basket components and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion.  As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the values of the basket components and a number of other factors, including the value and volatility of the basket components, the correlation among the basket components, the dividend yields on the basket components or the stocks included in the basket components, interest rates generally, the time remaining to maturity and our and/or Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the values of the basket may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

July 2026	PS-10

Citigroup Global Markets Holdings Inc.
16,732 Bearish PLUS Based Inversely on an Allocated Basket of Three Underliers Due July 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

▪	The Russell 2000® Index is subject to risks associated with small capitalization stocks. The stocks that constitute the Russell 2000® Index are issued by companies with relatively small market capitalization. The stock prices of smaller companies may be more volatile than stock prices of large capitalization companies. These companies tend to be less well-established than large market capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies are less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

▪	The basket components may offset each other. The performance of one basket component may not correlate with the performance of the other basket components. If one of the basket components depreciates, the other basket components may not depreciate as much or may even appreciate. In such event, the depreciation of one of the basket components may be moderated, or partially offset by lesser depreciation or by appreciation in the value of one or more of the other basket components.

▪	The basket components may be highly correlated in appreciation. The performances of the basket components may become highly correlated during periods of increasing prices. This may occur because of events that have broad effects on markets generally or on the markets that the basket components track. If the basket components become correlated in appreciation, the appreciation of one basket component will not be offset by the performance of the other basket components and, in fact, each basket component may contribute to an overall increase from the initial basket value to the final basket value.

▪	Changes made by the sponsor of a basket component may affect the basket component. We are not affiliated with the sponsors of the basket components. Changes that affect the basket components may affect the value of your securities. The sponsor of a basket component may add, delete or substitute the securities that constitute the basket component or make other methodological changes that could affect the value of the basket component. We are not affiliated with any such sponsor and, accordingly, we have no control over any changes any such sponsor may make. Such changes could be made at any time and could adversely affect the performance of the basket components and the value of and your payment at maturity on the securities.

▪	Our offering of the securities does not constitute a recommendation of inverse (bearish) exposure to the basket or the basket components. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked inversely to the basket or any of the basket components is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including long and short positions) in the stocks included in or held by the basket components or in instruments related to the basket components or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked inversely to the basket components. These and other activities of our affiliates may affect the value of the basket components in a way that has a negative impact on your interests as a holder of the securities.

▪	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the securities. Governmental regulatory actions, including, without limitation, sanctions-related actions by the U.S. or a foreign government, could prohibit or otherwise restrict persons from holding the securities or the basket components, or engaging in transactions in them, and any such action could adversely affect the value of the basket components. These regulatory actions could result in restrictions on the securities and could result in the loss of a significant portion or all of your initial investment in the securities, including if you are forced to divest the securities due to the government mandates, especially if such divestment must be made at a time when the value of the securities has declined.

▪	The value of a basket component may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions directly in the applicable basket components or in the stocks included in the basket components and other financial instruments related to the basket components or such stocks and may adjust such positions during the term of the securities. Our affiliates also trade the applicable basket components or the stocks included in the basket components and other financial instruments related to the basket components or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the values of the basket components in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks included in the basket components, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events or the discontinuance of a basket component, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

July 2026	PS-11

Citigroup Global Markets Holdings Inc.
16,732 Bearish PLUS Based Inversely on an Allocated Basket of Three Underliers Due July 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts that are “ open transactions.” If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

July 2026	PS-12

Citigroup Global Markets Holdings Inc.
16,732 Bearish PLUS Based Inversely on an Allocated Basket of Three Underliers Due July 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Information About the Basket Components

Nasdaq-100 Index®

The Nasdaq-100 Index® is a modified market capitalization-weighted index of stocks of the 100 largest non-financial companies listed on The Nasdaq Stock Market.  All stocks included in the Nasdaq-100 Index® are traded on a major U.S. exchange.  The Nasdaq-100 Index® was developed by The Nasdaq Stock Market, Inc. and is calculated, maintained and published by Nasdaq, Inc. The Nasdaq-100 Index® is reported by Bloomberg L.P. under the ticker symbol “NDX.”

“Nasdaq-100 Index®” is a trademark of Nasdaq, Inc. and has been licensed for use by Citigroup Inc. and its affiliates.  For more information, see “Equity Index Descriptions—The Nasdaq-100 Index®—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The Nasdaq-100 Index®” in the accompanying underlying supplement for important disclosures regarding the Nasdaq-100 Index®, as supplemented by the following updated information.

Nasdaq, Inc. (“Nasdaq”), the index sponsor of the Nasdaq-100 Index®, recently implemented several changes to the methodology of the Nasdaq-100 Index®, including changes to how market capitalization is determined for purposes of constituent selection and weighting, the introduction of an expedited “Fast Entry” process for certain large companies, the removal of the minimum free float requirement and the introduction of a cap on the share count used to determine the weight of low-float securities. These changes became effective on May 1, 2026 (with certain constituent and rebalancing adjustments first implemented during the June 2026 quarterly review). The information set forth below supersedes the information regarding the Nasdaq-100 Index® included in the accompanying underlying supplement to the extent it is inconsistent.

For purposes of selecting the constituents of the Nasdaq-100 Index®, Nasdaq now uses “Full Market Capitalization.” For companies represented by an American depositary receipt (“ADR”) that serves as a company’s primary global listing (a “Primary ADR”) and for direct (non-ADR) listings, Full Market Capitalization includes both listed and unlisted shares; for companies represented by an ADR where the underlying shares serve as the company’s primary global listing and are listed on a foreign market (a “Non-Primary ADR”), Full Market Capitalization is based on the value of the listed depositary shares only, and foreign-listed underlying shares and unlisted shares are excluded. For purposes of weighting the constituents of the Nasdaq-100 Index®, Nasdaq uses “Modified Market Capitalization,” which takes into account only eligible listed share classes and disregards foreign-listed and unlisted shares.

In addition, there is no longer a minimum free float requirement for inclusion in the Nasdaq-100 Index®, although, for purposes of determining Modified Market Capitalization, each low-float security’s share count is limited to the lesser of (i) its reported Total Shares Outstanding (“TSO”), or listed ADR shares in the case of an ADR, and (ii) three times the number of its free-floating shares or free-floating ADR shares, as applicable. Other than as a direct result of corporate actions, the Nasdaq-100 Index® also no longer implements ad-hoc intra-quarter adjustments to a security’s TSO between scheduled rebalancing events.

The updated methodology also allows newly eligible securities (both initial public offerings and securities that have recently switched to an eligible exchange) to be added to the Nasdaq-100 Index® on an expedited basis through a “Fast Entry” process if their Full Market Capitalization would rank within the top 40 current index constituents and they satisfy the applicable eligibility criteria. A Fast Entry inclusion will not require the removal of another security and may temporarily increase the number of constituents of the Nasdaq-100 Index® above 100.

In addition, the updated methodology provides for quarterly reviews in March, June and September, during which index shares are adjusted for changes in TSO, index shares of low-float securities are adjusted to reflect changes in float, constituents that are ranked outside the top 125 by Full Market Capitalization are removed and, if necessary, replaced, and certain additional companies whose Full Market Capitalization ranks within the top 40 of current index constituents may be added without requiring a corresponding removal. Securities added to the Nasdaq-100 Index® between annual reconstitutions, including through Fast Entry, as intra-quarter replacements or as part of a March, June or September rebalance, will have their initial weights determined using a linear interpolation process based on Modified Market Capitalization ranking.

Historical Information

The closing value of the Nasdaq-100 Index® on July 9, 2026 was 29,727.10.

The graph below shows the closing value of the Nasdaq-100 Index® for each day such value was available from January 4, 2016 to July 9, 2026. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

July 2026	PS-13

Citigroup Global Markets Holdings Inc.
16,732 Bearish PLUS Based Inversely on an Allocated Basket of Three Underliers Due July 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Nasdaq-100® Index – Historical Closing Values January 4, 2016 to July 9, 2026

July 2026	PS-14

Citigroup Global Markets Holdings Inc.
16,732 Bearish PLUS Based Inversely on an Allocated Basket of Three Underliers Due July 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Russell 2000® Index

The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. All stocks included in the Russell 2000® Index are traded on a major U.S. exchange. It is calculated and maintained by FTSE Russell, a subsidiary of the London Stock Exchange Group. The Russell 2000® Index is reported by Bloomberg L.P. under the ticker symbol “RTY.”

“Russell 2000® Index” is a trademark of FTSE Russell and has been licensed for use by Citigroup Inc. and its affiliates.  For more information, see “Equity Index Descriptions—The Russell Indices—Disclaimers” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The Russell Indices” in the accompanying underlying supplement for important disclosures regarding the Russell 2000® Index.

Historical Information

The closing value of the Russell 2000® Index on July 9, 2026 was 2,992.542.

The graph below shows the closing value of the Russell 2000® Index for each day such value was available from January 4, 2016 to July 9, 2026. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take the historical values of the Russell 2000® Index as an indication of future performance.

Russell 2000® Index – Historical Closing Values January 4, 2016 to July 9, 2026

July 2026	PS-15

Citigroup Global Markets Holdings Inc.
16,732 Bearish PLUS Based Inversely on an Allocated Basket of Three Underliers Due July 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

S&P 500® Index

The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC.

Please refer to the section “Equity Index Descriptions— The S&P U.S. Indices” in the accompanying underlying supplement for additional information.

We have derived all information regarding the S&P 500® Index from publicly available information and have not independently verified any information regarding the S&P 500® Index. This pricing supplement relates only to the securities and not to the S&P 500® Index. We make no representation as to the performance of the S&P 500® Index over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the S&P 500® Index is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the S&P 500® Index on July 9, 2026 was 7,543.64.

The graph below shows the closing value of the S&P 500® Index for each day such value was available from January 4, 2016 to July 9, 2026. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

S&P 500® Index– Historical Closing Values January 4, 2016 to July 9, 2026

July 2026	PS-16

Citigroup Global Markets Holdings Inc.
16,732 Bearish PLUS Based Inversely on an Allocated Basket of Three Underliers Due July 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes.  By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

Please see the discussion under “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Securities Treated as Prepaid Forward Contracts” in the accompanying product supplement for further discussion about the U.S. federal income tax consequences of the ownership and disposition of the securities.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations.  In light of the fact that the payout on the securities is inversely related to the performance of the underlying, payment on the securities to Non-U.S. Holders will not be subject to Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions.  You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

July 2026	PS-17

Citigroup Global Markets Holdings Inc.
16,732 Bearish PLUS Based Inversely on an Allocated Basket of Three Underliers Due July 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $22.50 for each $1,000.00 security sold in this offering.  From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI, including Morgan Stanley Wealth Management, and their financial advisors collectively a fixed selling concession of $17.50 for each $1,000.00 security they sell.  In addition, Morgan Stanley Wealth Management will receive a structuring fee of $5.00 for each security they sell.

The costs included in the original issue price of the securities will include a fee paid by CGMI to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time.  See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been issued by Citigroup Global Markets Holdings Inc. pursuant to the indenture, the trustee and/or paying agent has made, in accordance with instructions from Citigroup Global Markets Holdings Inc., appropriate entries or notations in its records relating to the master global note that represents such securities and such securities have been delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (x) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the securities to the extent determined to constitute unearned interest. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, except that such counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Citigroup Global Markets Holdings Inc. or Citigroup Inc., the indenture, the securities, the related guarantee (together with the indenture and the securities, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security.

In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated February 25, 2026, which has been filed as an exhibit to the Registration Statement on Form S-3 by Citigroup Global Markets Holdings Inc. and Citigroup Inc. on February 25, 2026, that the Documents have been duly authorized, executed, authenticated (if applicable) and delivered by, and are each a valid, binding and enforceable agreement of, each party thereto (other than as expressly covered above in respect of Citigroup Global Markets Holdings Inc. and Citigroup Inc.) and that the terms of the securities and the issuance, execution, delivery and performance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. of the securities and the related guarantee do not contravene,

July 2026	PS-18

Citigroup Global Markets Holdings Inc.
16,732 Bearish PLUS Based Inversely on an Allocated Basket of Three Underliers Due July 21, 2027 Performance Leveraged Upside SecuritiesSM Principal at Risk Securities

or constitute a default under, any judgment, injunction, order or decree or any agreement or other instrument binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc.

Performance Leveraged Upside Securities℠ and PLUS℠ are service marks of Morgan Stanley, used under license.

© 2026 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

July 2026	PS-19